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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                       W-H ENERGY SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
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SEC 1913 (02-02)

                           W-H ENERGY SERVICES, INC.
                        10370 RICHMOND AVENUE, SUITE 990
                              HOUSTON, TEXAS 77042

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the holders of Common Stock of W-H Energy Services, Inc.:

     The annual meeting (the "Annual Meeting") of shareholders of W-H Energy Services, Inc. (the "Company") will be held at the Hilton Houston Westchase hotel, 9999 Westheimer, Houston, Texas 77042, on Wednesday, May 11, 2005, at 10:00 a.m., Houston time, to consider and vote on:

          (1) The election of six directors to the Company's Board of Directors; and

          (2) Such other business as may properly come before the Annual Meeting and at any adjournments thereof.

     Only holders of record of the Company's common stock at the close of business on March 29, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     Even if you now expect to attend the Annual Meeting, you are requested to mark, sign, date, and return the accompanying proxy in the enclosed addressed, postage-paid envelope. If you attend the Annual Meeting, you may vote in person, whether or not you have sent in your proxy. A proxy may be revoked at any time prior to the voting thereof.

                                          By Order of the Board of Directors

                                          /s/ CATHERINE N. CRABTREE
                                          --------------------------------------
                                          Catherine N. Crabtree
                                          Secretary

Houston, Texas
April 5, 2005

                           W-H ENERGY SERVICES, INC.
                        10370 RICHMOND AVENUE, SUITE 990
                              HOUSTON, TEXAS 77042

                                PROXY STATEMENT
                                 APRIL 5, 2005

     This Proxy Statement is furnished to the shareholders of W-H Energy Services, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies for use at the annual meeting of shareholders (the "Annual Meeting") to be held at the Hilton Houston Westchase hotel, 9999 Westheimer, Houston, Texas 77042, on Wednesday, May 11, 2005, at 10:00 a.m., Houston time, and at any adjournments thereof.

     This Proxy Statement and the enclosed form of proxy is first being mailed to shareholders on or about April 11, 2005, and the cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and electronic means. Banks, brokerage houses and other nominees or fiduciaries have been requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting.

                                     VOTING

WHO CAN VOTE

     Only shareholders of record as of the close of business on March 29, 2005 are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. On March 29, 2005, the Company had outstanding 27,949,052 shares of common stock, $0.0001 par value per share (the "Common Stock"). Each share of Common Stock you own entitles you to one vote on each matter to be voted on at the Annual Meeting.

HOW YOU CAN VOTE

     You may vote your shares in person by attending the Annual Meeting or you may vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you return your signed proxy card before the Annual Meeting, the named proxy will vote your shares as you direct. If you send in your proxy card, but do not specify how you want to vote your shares, your shares will be voted (i) FOR the election of all nominees for director as described under "Election of Directors"; and (ii) in the discretion of the persons named in the enclosed proxy, on any other matters that may properly come before the Annual Meeting.

YOU MAY REVOKE OR CHANGE YOUR VOTE

     You may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who votes in person at the Annual Meeting in a manner inconsistent with a proxy previously filed on the shareholder's behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company's Bylaws authorize the Board to determine from time to time by resolution the number of directors constituting the full Board. The Board has fixed the number of directors to be elected at the Annual Meeting at six, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received for the election of the six nominees named below to each serve until the next annual meeting of the Company's shareholders and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

     If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. The Company's directors are elected by a plurality vote.

INFORMATION ABOUT DIRECTORS

     The following sets forth certain information, as of March 31, 2005, about the nominees for director of the Company.

     Kenneth T. White, Jr., age 63, has served as a director and as Chairman, President and Chief Executive Officer of the Company since its inception in April 1989. Prior to founding the Company, Mr. White participated in the acquisition, development and eventual sale of a number of businesses, including an oil and natural gas products and services business and a manufacturing and distributing company. Mr. White has over 30 years of experience in the oil and natural gas industry.

     John R. Brock, age 57, has served as one of the Company's directors since May 2003. Mr. Brock is currently the Chief Financial Officer for the Episcopal Diocese of Texas. Prior to this appointment, Mr. Brock served as Chairman of John R. Brock & Associates, a Houston-based professional career and counseling services firm since 2000. From 1994 to 1999, Mr. Brock was the Managing Partner of Korn/Ferry International, a provider of executive human capital solutions. Mr. Brock also served as President and Chief Operating Officer of the Houston Economic Development Council from 1988 to 1993, Senior Vice President of Marketing at Paine Webber, Inc. from 1983 to 1988, a Managing Partner of Russell Reynolds Associates from 1978 to 1983 and Senior Manager at Peat, Marwick, Mitchell & Co. from 1971 to 1977.

     James D. Lightner, age 52, has served as one of the Company's directors since November 2004. Mr. Lightner is currently a partner in and the Chief Executive Officer of Orion Energy Partners, a private oil and natural gas exploration and development company. Previously, Mr. Lightner was the Chairman, President and Chief Executive Officer of Tom Brown Inc., a position he held from May 1999 until Tom Brown Inc. was acquired by EnCana Corporation in May 2004. Mr. Lightner worked for EOG Resources, Inc. from April 1989 to May 1999, most recently as Vice President and General Manager of the Denver Division. Prior to April 1989, Mr. Lightner spent time with Burlington Resources and Amoco in various geological and management positions. He is currently serving as a director of Forest Oil Corporation, an independent oil and natural gas exploration and production company. Mr. Lightner has over 25 years of experience in the oil and gas industry.

     Christopher Mills, age 52, has served as one of the Company's directors since 1990. Mr. Mills has been the Chief Executive Officer of North Atlantic Smaller Companies Investment Trust, a closed end mutual fund, since 1984 and American Opportunity Trust PLC, an investment trust, since 1989. Mr. Mills is also a director of Lesco, Inc., a national distributor of landscape, golf and pest control products, and Sterling Construction Company, Inc., as well as other privately held and foreign companies.

     Milton L. Scott, age 48, has served as one of the Company's directors since August 2000 and was elected as the Lead Director in 2003. Mr. Scott is currently Managing Director of Complete Energy Holdings, LLC, a Houston-based acquiror, owner and operator of power generation facilities. From July 2000 to September 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer of Dynegy Inc. Mr. Scott also served as Senior Vice President and Chief Administrative Officer of Dynegy Inc. from October 1999 to July 2000. From August 1977 to October 1999, Mr. Scott was employed by Arthur Andersen LLP, serving in various positions, the last as partner in charge of the Gulf Coast region's technology and telecommunications practice.

     Robert H. Whilden, Jr., age 69, has served as one of the Company's directors since its inception in 1989. Since January 2000, Mr. Whilden has served as Senior Vice President, General Counsel and Secretary of

BMC Software, Inc. Until January 1, 2000, Mr. Whilden had been a partner since 1970 in the law firm of Vinson & Elkins L.L.P.

DIRECTOR INDEPENDENCE DETERMINATIONS

     The Board has evaluated the independence of the members of the Board under the independence standards promulgated by the New York Stock Exchange (the "NYSE"). In conducting this evaluation, the Board considered transactions and relationships between each director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director nominee is independent. Based upon that evaluation, the Board determined that Messrs. Scott, Whilden, Brock, Mills and Lightner have no material relationship with the Company and, thus, are independent.

BOARD MEETINGS AND COMMITTEES

     In 2004, the Board held four regularly scheduled meetings. Each current director that is a director nominee participated in at least 75% of the aggregate total number of meetings held by the Board and all committees of which he was a member that were held during the period in which he served. In addition, non-employee directors held four regularly-scheduled executive sessions in 2004. The Board appointed Mr. Scott as Lead Director of the Board, and in that capacity Mr. Scott presided over all non-employee director executive sessions held during 2004. The Board has established a process for securities holders to send communications, other than sales-related communications, to the independent directors or to one or more of the Board members. Any such communications should be sent via email to DirectorCommunication@whes.com. All such communications will be forwarded directly to the board member or members specified.

     The Board has an Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee. All of the members of these committees are non-employee, independent directors in accordance with the NYSE listing standards. Charters for all committees are available on the Company's website at http://www.whes.com.

  AUDIT COMMITTEE

     The current members of the Audit Committee are Messrs. Scott, Brock and Lightner. The Board has determined that Mr. Scott, Chairman of the Committee, and Mr. Brock are audit committee financial experts, as defined by the Securities and Exchange Commission ("SEC") rules and have accounting or related financial management expertise under the rules of the NYSE. All of the members of the Audit Committee are independent under the SEC rules pertaining to audit committee members and under the independence standards promulgated by the NYSE. The Audit Committee met seven times in 2004. The Audit Committee is responsible for (i) making recommendations to the Board concerning the engagement of the Company's independent registered public accounting firm, (ii) consulting with such firm with regard to the audit plan, (iii) consulting with the Company's principal financial and accounting officers on any matter the Audit Committee or the principal financial and accounting officers deem appropriate in connection with carrying out the audit, (iv) reviewing the results of audits of the Company by its independent registered public accounting firm, (v) reviewing all related party transactions and all other potential conflict of interest situations, (vi) discussing audit recommendations with management and reporting the results of its reviews to the Board and (vii) performing such other functions as may be prescribed by the Board.

  CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

     The Corporate Governance and Nominating Committee was formed in October 2003. The current members of the Corporate Governance and Nominating Committee are Messrs. Brock, Scott, and Whilden, each of whom is independent under the independence standards promulgated by the NYSE. This Committee met three times in 2004. The Corporate Governance and Nominating Committee is responsible for
(i) making recommendations to the Board about appropriate composition of the Board and its committees, (ii) evaluating potential director nominees and making recommendations to the Board regarding those director nominees that may be considered for election to the Board at the annual meeting, (iii) advising the Board on corporate governance practices and policies, (iv) overseeing the evaluation of the Board and management of the Company, (v) making recommendations to the Board regarding succession planning, and (vi) performing such other functions as may be prescribed by the Board. Upon recommendation by the Corporate Governance and Nominating Committee, the Board has adopted Corporate Governance Guidelines, to assist the Board in its responsibilities to the Company and its shareholders. These Guidelines are available on the Company's website at http://www.whes.com.

     The Board's current criteria for selecting new directors do not include specific minimum qualifications, but include criteria relating to a candidate's business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board's needs for diversity of backgrounds and skills, and other pertinent considerations. The Corporate Governance and Nominating Committee periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time.

     The Committee will consider suggestions for potential director nominees from many sources, including members of the Board, management, advisors and shareholders. All of the nominees for director recommended for election by the shareholders at the 2005 Annual Meeting are current members of the Board. The Committee will consider nominees recommended by shareholders in the same manner as other candidates. Pursuant to the Company's Bylaws, nominations of candidates for election to the Board may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Shareholder recommendations for director nominees must be submitted in writing to Chairman, Corporate Governance and Nominating Committee, care of the Secretary, W-H Energy Services, Inc., 10370 Richmond Avenue, Suite 990, Houston, TX 77042 by the deadline for shareholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct and indirect arrangements or understandings between the recommending shareholder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

  COMPENSATION COMMITTEE

     The current members of the Compensation Committee are Messrs. Whilden and Scott, each of whom is independent under the independence standards promulgated by the NYSE. The Compensation Committee, which met two times in 2004, administers the Company's stock option plans, makes decisions concerning salaries and incentive compensation for the Company's executive officers and performs such other functions as may be prescribed by the Board.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries prior to or while serving on the Compensation Committee. In 2004, no executive officer of the Company served as a director or member of the compensation committee of another entity, any of whose executive officers served on the Board or on the Compensation Committee of the Company.

     The Company does not maintain a formal policy regarding the Board's attendance at annual shareholder meetings. At the 2004 Annual Meeting, Mr. Whilden was present.

DIRECTOR COMPENSATION

     Through June 30, 2004, each non-employee director received an annual fee of $15,000 for his services to the Company. In addition, non-employee directors received $1,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended, and $500 for each Compensation Committee or Corporate Governance and Nominating Committee meeting attended. An additional $750 per meeting was paid to the

Chairman of each committee, and the Lead Director, whose role is the leadership of the other independent Board members, was paid an additional $1,000 per Board meeting attended.

     Effective July 1, 2004 the Company amended its director compensation policy to increase the fees payable to its non-employee directors, and, currently, non-employee directors receive $1,500 for each board meeting attended, $1,500 for each Audit Committee meeting attended, $1,000 for each Compensation Committee or Corporate Governance and Nominating Committee meeting attended, $2,000 for each Audit Committee meeting chaired, and $1,500 for each Compensation Committee or Corporate Governance and Nominating Committee meeting chaired, and the Lead Director receives an annual retainer of $5,000. In addition, each non-employee director receives an annual fee of $25,000 for his services to the Company.

     Each director is also entitled to reimbursement of his reasonable out-of-pocket expenses incurred in attending meetings of the Board and for other reasonable expenses related to the performance of his duties as a director. These reimbursements are paid on a quarterly basis.

     In addition, non-employee directors are granted options to purchase 10,000 shares of Common Stock of the Company each year on the date of the annual meeting, and Mr. Lightner was granted options to purchase 10,000 shares of Common Stock of the Company in connection with his election to the Board in November 2004. These options, which have an exercise price equal to the market value of the Company's Common Stock on the date of grant, vest ratably over a four-year period, commencing on the grant date, in 25% increments, after each year of service has been completed and will expire ten years following the date of grant. The options terminate if the optionee no longer serves on the Board, but any vested options may be exercised during the three-month period after the effective date of the end of the optionee's Board service.

CODE OF ETHICS

     The Company has a Corporate Code of Business Conduct and Ethics that applies to all employees and directors, and a separate Financial Code of Ethics for Senior Financial Officers that applies to the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, vice presidents and other senior financial officers. All officers subject to the Financial Code of Ethics have certified compliance with both the Corporate Code of Business Conduct and the Financial Code of Ethics. Both the Corporate Code of Business Conduct and the Financial Code of Ethics for Senior Financial Officers are available on the Company's website at http://www.whes.com.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

                             PRINCIPAL SHAREHOLDERS

     The following table indicates the beneficial ownership, as of March 29, 2005, of the Company's Common Stock by (i) each director and director nominee,
(ii) each Named Officer disclosed under the "Summary Compensation Table," (iii) each person known by the Company to own more than 5% of the outstanding shares of the Company's Common Stock, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated below, all shares indicated as beneficially owned are held with sole voting and investment power.

                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
NAME OF BENEFICIAL OWNER                                         OWNED          OWNED
------------------------                                      ------------   ------------
T. Rowe Price Associates, Inc.(1)...........................   3,499,800         12.5%
  c/o Price Associates
  100 E. Pratt Street
  Baltimore, Maryland 21202
Babson Capital Management LLC(2)............................   1,910,650          6.8
  One Memorial Drive
  Cambridge, Massachusetts 02142
State Street Research & Management Co.(3)...................   1,624,290          5.8
  One Financial Center, 31st Floor
  Boston, Massachusetts 02111
Kenneth T. White, Jr.(4)....................................   1,220,586          4.2
Jeffrey L. Tepera(5)........................................     145,500            *
William J. Thomas III(6)....................................     296,546          1.1
Ernesto Bautista, III(7)....................................      41,250            *
Stuart J. Ford(8)...........................................      30,000            *
James D. Lightner...........................................          --            *
Christopher Mills(9)(10)....................................      75,750            *
Robert H. Whilden, Jr.(9)...................................      66,543            *
Milton L. Scott(11).........................................      32,500            *
John R. Brock(12)...........................................       7,500            *
All directors and officers as a group (10 persons)..........   1,916,175          6.6

---------------

  *  Represents less than 1% of the outstanding Common Stock.

 (1) This information is based on the Schedule 13G/A filed with the SEC by the beneficial owner on February 11, 2005. According to this Schedule 13G/A, T. Rowe Price Associates, Inc. ("Price Associates") has sole voting power with respect to 988,800 shares of Common Stock and sole dispositive power with respect to 3,499,800 shares of Common Stock. Price Associates disclaims that it is, in fact, the beneficial owner of such Common Stock.

 (2) This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 11, 2005. According to this Schedule 13G/A, Babson Capital Management LLC has sole voting power with respect to 1,910,650 shares of Common Stock and sole dispositive power with respect to 1,910,650 shares of Common Stock.

 (3) This information is based on the Schedule 13G filed with the SEC by the beneficial owner on January 27, 2005. According to this Schedule 13G, State Street Research & Management Company ("State Street") has sole voting power with respect to 1,624,290 shares of Common Stock and sole dispositive power with respect to 1,624,290 shares of Common Stock. State Street disclaims that it is, in fact, the beneficial owner of such Common Stock.

 (4) Includes 740,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (5) Includes 145,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (6) Includes 140,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (7) Includes 41,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (8) Includes 30,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (9) Includes 26,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10) Excludes 550,000 shares of Common Stock beneficially owned by North Atlantic Smaller Companies Investment Trust PLC of which Mr. Mills is an affiliate and 61,523 shares of Common Stock owned by RBSI Custody Bank Limited of which Mr. Mills is an affiliate. The beneficial owners of the shares held by RBSI Custody Bank Limited are Seaway Capital, Limited and Sannafi Limited. Mr. Mills disclaims any beneficial ownership of the securities held by North Atlantic Smaller Companies Investment Trust PLC and RBSI Custody Bank Limited.

(11) Includes 32,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(12) Includes 7,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The names, ages and titles of the Company's executive officers are listed below, along with a description of their business experience during the last five years. Information regarding Mr. White is set forth above under "Proposal
One: Election of Directors -- Information about Directors."

NAME                                        AGE                      TITLE
----                                        ---                      -----
Kenneth T. White, Jr. ....................  63    Chairman of the Board, President, Chief
                                                  Executive Officer and Director
Jeffrey L. Tepera.........................  39    Vice President and Chief Financial Officer
William J. Thomas III.....................  53    Vice President
Ernesto Bautista, III.....................  33    Vice President and Corporate Controller
Stuart J. Ford............................  48    Vice President and Intellectual Property
                                                  Counsel

     Mr. Tepera serves as the Company's Vice President and Chief Financial Officer. From December 1997 until March 2000, when Mr. Tepera was appointed to his current positions with the Company, Mr. Tepera served as the Company's Vice President and Treasurer. From 1989 to December 1997, Mr. Tepera was employed by Arthur Andersen LLP serving in various positions, most recently as a manager in the assurance practice, specializing in emerging, high growth companies.

     Mr. Thomas has served as the Company's Vice President since May 2000, the Chief Executive Officer of PathFinder Energy Services, Inc. since June 1999 and the President and Chief Executive Officer of Thomas Energy Services, Inc. since June 1994. Mr. Thomas has over 25 years of experience in the oil and natural gas industry and has been employed by Thomas Energy Services since 1974.

     Mr. Bautista, a certified public accountant, has served as the Company's Vice President and Corporate Controller since June 2000. From September 1994 to May 2000, Mr. Bautista was employed by Arthur Andersen LLP serving in various positions, most recently as a manager in the assurance practice, specializing in emerging, high growth companies.

     Mr. Ford, a registered patent attorney, has served as the Company's Vice President and Intellectual Property Counsel since February 2002. Mr. Ford was formerly a partner in the law firm of Vinson & Elkins L.L.P., where he practiced from August 1998 to February 2002 specializing in patent and other intellectual property matters.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows compensation of the Company's chief executive officer and the Company's four other named executive officers for the last three fiscal years. The persons named in the table are referred to in this Proxy Statement as the "Named Officers."

                                                                                 NUMBER OF
                                              ANNUAL COMPENSATION                SECURITIES
                                  --------------------------------------------   UNDERLYING
                                                                OTHER ANNUAL      OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR    SALARY    BONUS(1)   COMPENSATION(2)    GRANTED     COMPENSATION(3)(4)
---------------------------       ----   --------   --------   ---------------   ----------   ------------------
Kenneth T. White, Jr............  2004   $400,000   $680,000       $14,765                         $29,308
  Chairman, President and         2003    400,000    300,000        10,400             --           26,088
  Chief Executive Officer         2002    300,000    300,000        10,400             --           24,455
William J. Thomas III...........  2004    300,000    255,000        15,196         30,000            7,131
  Vice President                  2003    300,000    150,000        10,400         30,000            6,150
                                  2002    250,000    187,500        10,400             --            5,625
Jeffrey L. Tepera...............  2004    220,000    187,000        13,972         40,000            7,005
  Vice President and              2003    180,000     90,000        10,400         40,000            6,150
  Chief Financial Officer         2002    180,000     90,000        10,400             --            3,531
Ernesto Bautista, III...........  2004    160,000    136,000        18,000         20,000            4,782
  Vice President and              2003    125,000     62,500        10,400         20,000            3,750
  Corporate Controller            2002    125,000     62,500        10,000             --            2,427
Stuart J. Ford..................  2004    205,000    174,250        18,000             --            5,057
  Vice President and              2003    175,000     87,500        10,400             --            5,250
  Intellectual Property Counsel   2002    161,731     87,500         9,200         40,000            3,180

---------------

(1) Represents bonuses earned for the respective year that were paid subsequent to year end.

(2) Consists of allowances for and personal use of Company vehicles.

(3) Consists of the Company's contractual and discretionary contributions to the named executive officer's 401(k) plan account.

(4) Includes premium payments on a policy of life insurance made by the Company on behalf of Mr. White.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Mr. White serves as the Company's Chairman, President and Chief Executive Officer under an employment agreement with an initial term that ends on September 30, 2006. Mr. White's employment agreement will be automatically extended for additional one-year periods following that date unless terminated by Mr. White or the Company at least 90 days prior to the date of such extension. Mr. White's employment agreement provides for an annual base salary plus an automobile or automobile allowance, premium payments on a life insurance policy and other benefits which are available to other executive employees of the Company. Mr. White is also entitled to receive incentive compensation up to a maximum of 200% of his annual base salary each year as determined by the Board. Under the agreement, the Company's Compensation Committee annually reviews Mr. White's base salary for possible increases. For fiscal year 2005, the Board has approved an annual base salary of $450,000 for Mr. White.

     If Mr. White's employment is terminated because the Company has provided notice of termination prior to a one year extension or is terminated by the Company without cause, Mr. White is entitled to receive the following "Termination Benefits": (a) a lump sum cash payment equal to 250% of the sum of
(i) his annual base salary, and (ii) the highest annual incentive compensation payment paid to Mr. White during the three years prior to date of termination;
(b) full vesting of all outstanding stock options, restricted awards and other equity based awards, which will become immediately exercisable, (c) a consulting arrangement with a term of five years from the date of termination for consideration of $25,000 per year, and (d) continuation of health, medical and life insurance coverage provided by the Company for a period of five years from the date of termination. Mr. White is also entitled to receive Termination Benefits if he terminates his employment with cause, or if such termination occurs within 180 days after a change in control, as defined in Mr. White's employment agreement. Mr. White has agreed during the term of the agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in, render advice or services to, be employed by, or hold an ownership interest in, any type of business in which the Company or any of its subsidiaries are actively engaged in the states of Texas or Louisiana.

     On March 29, 1999, prior to the Company's initial public offering, Mr. White was granted an option to purchase 900,900 shares of Common Stock at a purchase price of $4.55 per share. As of the date hereof, the remaining unexercised option to purchase 740,000 shares of Common Stock has vested. This option is exercisable by Mr. White at any time until March 29, 2009 and is not transferable. Upon Mr. White's death or disability, or the termination of his employment for any reason, this option may be exercised by Mr. White or his estate, as the case may be, at any time within three months from the date of such termination, death or disability.

     On May 12, 2004, the Company's shareholders approved the grant of 75,000 shares of restricted common stock to Mr. White. Mr. White's restricted shares are subject to forfeiture restrictions pursuant to which he is prohibited from transferring such shares and pursuant to which he will be obligated to forfeit and surrender the shares back to the Company if he terminates his employment with the Company while the forfeiture restrictions are still effective. The forfeiture restrictions will terminate as to one-third of the restricted shares on the anniversary of the issuance of the restricted shares in 2005, 2006 and 2007 provided that Mr. White has remained employed by the Company. The forfeiture restrictions will also terminate (to the extent still in effect), if Mr. White's employment with the Company is terminated because of death or disability, if such employment is terminated by the Company without cause, if such employment is terminated by Mr. White with cause or upon a change of control of the Company. While the forfeiture restrictions are applicable to the restricted shares, Mr. White will be entitled to vote the restricted shares and receive dividends declared thereon, if any.

     Mr. Thomas serves as the Company's Vice President under an employment agreement with an initial term that ends on December 31, 2006. Mr. Thomas's employment agreement will be automatically extended for additional one-year periods following that date unless terminated by Mr. Thomas or the Company at least 90 days prior to the date of such extension. Mr. Thomas's employment agreement provides for an annual salary plus an automobile or automobile allowance and other benefits which are available to other executive employees of the Company. Mr. Thomas is also entitled to incentive compensation up to a maximum of 100% of his annual base salary each year, as determined by the Board. Under the agreement, the Company's Compensation Committee annually reviews Mr. Thomas's base salary for possible increases. For fiscal year 2005, the Board has approved an annual base salary of $340,000 for Mr. Thomas.

     If Mr. Thomas's employment is terminated because the Company has provided notice of termination prior to a one year extension or is terminated by the Company without cause, Mr. Thomas is entitled to receive the following "Termination Benefits": (a) a lump sum cash payment equal to 200% of the sum of
(i) his annual base salary, and (ii) the highest annual incentive compensation payment paid to Mr. Thomas during the three years prior to date of termination; and (b) full vesting of all outstanding stock options, restricted awards and other equity based awards, which will become immediately exercisable. Mr. Thomas is also entitled to receive Termination Benefits if he terminates his employment with cause, or if such termination occurs within 180 days after a change in control, as defined in Mr. Thomas's employment agreement. Mr. Thomas has agreed during the term of the agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in, render advice or services to, be employed by, or hold an ownership interest in, any type of business in which the Company or any of its subsidiaries are actively engaged in the states of Texas or Louisiana.

     Mr. Tepera serves as the Company's Vice President and Chief Financial Officer under an employment agreement with an initial term that ends on December 31, 2006. Mr. Tepera's employment agreement will be automatically extended for additional one-year periods following that date unless terminated by Mr. Tepera or the Company at least 90 days prior to the date of such extension. Mr. Tepera's employment agreement provides for an annual salary plus an automobile or automobile allowance and other benefits which are available to other executive employees of the Company. Mr. Tepera is also entitled to incentive compensation up to a maximum of 100% of his annual base salary each year, as determined by the Board. Under the agreement, the Company's Compensation Committee annually reviews Mr. Tepera's base salary for possible increases. For fiscal year 2005, the Board has approved an annual base salary of $260,000 for Mr. Tepera.

     If Mr. Tepera's employment is terminated because the Company has provided notice of termination prior to a one year extension or is terminated by the Company without cause, Mr. Tepera is entitled to receive the following "Termination Benefits": (a) a lump sum cash payment equal to 200% of the sum of
(i) his annual base salary, and (ii) the highest annual incentive compensation payment paid to Mr. Tepera during the three years prior to date of termination; and (b) full vesting of all outstanding stock options, restricted awards and other equity based awards, which will become immediately exercisable. Mr. Tepera is also entitled to receive Termination Benefits if he terminates his employment with cause, or if such termination occurs within 180 days after a change in control, as defined in Mr. Tepera's employment agreement. Mr. Tepera has agreed during the term of the agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in, render advice or services to, be employed by, or hold an ownership interest in, any type of business in which the Company or any of its subsidiaries are actively engaged in the states of Texas or Louisiana.

     Mr. Bautista serves as the Company's Vice President and Corporate Controller under an employment agreement with an initial term that ends on December 31, 2006. Mr. Bautista's employment agreement will be automatically extended for additional one-year periods following that date unless terminated by Mr. Bautista or the Company at least 90 days prior to the date of such extension. Mr. Bautista's employment agreement provides for an annual salary plus an automobile or automobile allowance and other benefits which are available to other executive employees of the Company. Mr. Bautista is also entitled to incentive compensation up to a maximum of 100% of his annual base salary each year, as determined by the Board. Under the agreement, the Company's Compensation Committee annually reviews Mr. Bautista's base salary for possible increases. For fiscal year 2005, the Board has approved an annual base salary of $190,000 for Mr. Bautista.

     If Mr. Bautista's employment is terminated because the Company has provided notice of termination prior to a one year extension or is terminated by the Company without cause, Mr. Bautista is entitled to receive the following "Termination Benefits": (a) a lump sum cash payment equal to 200% of the sum of
(i) his annual base salary, and (ii) the highest annual incentive compensation payment paid to Mr. Bautista during the three years prior to date of termination; and (b) full vesting of all outstanding stock options, restricted awards and other equity based awards, which will become immediately exercisable. Mr. Bautista is also entitled to receive Termination Benefits if he terminates his employment with cause, or if such termination occurs within 180 days after a change in control, as defined in Mr. Bautista's employment agreement. Mr. Bautista has agreed during the term of the agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in, render advice or services to, be employed by, or hold an ownership interest in, any type of business in which the Company or any of its subsidiaries are actively engaged in the states of Texas or Louisiana.

     Mr. Ford serves as the Company's Vice President and Intellectual Property Counsel under an employment agreement with an initial term that ends on February 27, 2006. Mr. Ford's employment agreement will be automatically extended for an additional four year period ending on February 27, 2010, unless terminated by Mr. Ford or the Company at least 90 days prior to the date of such extension. Mr. Ford's employment agreement provides for an annual salary plus an automobile or automobile allowance and other benefits which are available to other executive employees of the Company. Mr. Ford is also entitled to incentive compensation up to a maximum of 100% of his annual base salary each year, as determined by the Board. Under the agreement, the Company's Compensation Committee annually reviews Mr. Ford's base salary for possible increases. For fiscal year 2005, the Board has approved an annual base salary of $230,000 for Mr. Ford.

     If Mr. Ford's employment is terminated because the Company has provided notice of termination prior to the automatic four year extension or is terminated by the Company without cause, Mr. Ford is entitled to receive the following "Termination Benefits": (a) a lump sum cash payment equal to 200% of the sum of (i) his annual base salary, and (ii) the highest annual incentive compensation payment paid to Mr. Ford during the three years prior to date of termination; and (b) full vesting of all outstanding stock options, restricted awards and other equity based awards, which will become immediately exercisable. Mr. Ford is also entitled to receive Termination Benefits if he terminates his employment with cause, or if such termination occurs within 180 days after a change in control, as defined in Mr. Ford's employment agreement. Mr. Ford's employment agreement does not prevent or restrain him from practicing law upon termination of the agreement for any reason. However, the agreement obligates Mr. Ford, for the term of employment and thereafter, to avoid conflicts of interest and to uphold Company privilege and confidentiality according to the obligations and duties to the Company placed on him by law.

2004 STOCK OPTION GRANTS

     The following table contains information concerning the grants of options to the Named Officers during fiscal year 2004.

                                               INDIVIDUAL GRANTS
                                ------------------------------------------------    POTENTIAL REALIZABLE
                                             PERCENT OF                               VALUE AT ASSUMED
                                NUMBER OF      TOTAL                                ANNUAL RATES OF STOCK
                                SECURITIES    OPTIONS                              PRICE APPRECIATION FOR
                                UNDERLYING   GRANTED TO   EXERCISE                     OPTION TERM(3)
                                 OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   -----------------------
NAME(1)                          GRANTED      IN 2004     SHARE(2)       DATE          5%          10%
-------                         ----------   ----------   ---------   ----------   ----------   ----------
Jeffrey L. Tepera.............    40,000        7.1%       $15.28      2/5/2014     $384,380     $974,095
William J. Thomas III.........    30,000        5.3%       $15.28      2/5/2014      288,285      730,572
Ernesto Bautista, III.........    20,000        3.6%       $15.28      2/5/2014      192,190      487,048

---------------

(1) No options were granted to Kenneth T. White, Jr. or Stuart J. Ford during 2004.

(2) The options were granted at or above the fair market value of the Common Stock on the date of grant. Such options vest ratably over a four-year period, commencing on the grant date, in 25% increments after each year of service has been completed and expire ten years following the date of grant. The options terminate if the optionee is no longer employed by the Company, but any vested options may be exercised during the three month period after the optionee's employment has terminated.

(3) In accordance with the rules of the SEC, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of the Company's future common stock prices.

AGGREGATE OPTION VALUES AT FISCAL YEAR END

     The following table sets forth the number and value of all unexercised options held by the Named Officers as of December 31, 2004. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of the Company's common stock on December 31, 2004. Mr. White exercised 160,900 options and sold the shares received upon exercise during fiscal year 2004. None of the other Named Officers exercised any stock options during fiscal year 2004.

                                                        NUMBER OF SHARES OF
                                                           COMMON STOCK              VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                          OPTIONS HELD AT               OPTIONS HELD AT
                           SHARES                        DECEMBER 31, 2004             DECEMBER 31, 2004
                          ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                     ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   ----------   -----------   -------------   -----------   -------------
Kenneth T. White,
  Jr...................    160,900     $2,370,410     740,000            --       $13,179,400     $     --
William J. Thomas
  III..................         --             --     133,000        60,000         1,025,830      296,100
Jeffrey L. Tepera......         --             --     135,500        77,500         1,060,210      394,800
Ernesto Bautista,
  III..................         --             --      36,250        38,750           135,800      197,400
Stuart J. Ford.........         --             --      10,000        30,000            51,700      155,100

The table below provides information relating to our equity compensation plans as of December 31, 2004:

                                                                                  NUMBER OF SECURITIES
                                  NUMBER OF SECURITIES     WEIGHTED-AVERAGE     REMAINING AVAILABLE FOR
                                    TO BE ISSUED UPON      EXERCISE PRICE OF     FUTURE ISSUANCE UNDER
                                 EXERCISE OF OUTSTANDING      OUTSTANDING          COMPENSATION PLANS
                                    OPTIONS, WARRANTS      OPTIONS, WARRANTS     (EXCLUDING SECURITIES
PLAN CATEGORY                          AND RIGHTS             AND RIGHTS       REFLECTED IN FIRST COLUMN)
-------------                    -----------------------   -----------------   --------------------------
Equity compensation plans
  approved by security
  holders......................         3,080,192               $16.87                 1,167,465
Equity compensation plans not
  approved by security
  holders(1)...................           740,000               $ 4.55                        --
                                        ---------                                      ---------
Total..........................         3,820,192               $14.43                 1,167,465
                                        =========                                      =========

---------------

(1) On March 29, 1999, prior to its initial public offering, the Company granted to Mr. White an option to purchase 900,900 shares of Common Stock at a purchase price of $4.55 per share. The issuance of this option was approved by the Board but was not submitted to the shareholders for their approval. This option, which is fully vested, is exercisable by Mr. White at any time until March 29, 2009. Upon Mr. White's death or disability, or the termination of his employment for any reason, this option will terminate and expire; although, Mr. White (or his estate or the person who acquires this option by will or the laws of descent or distribution or otherwise by the reason of Mr. White's death) may exercise this option for a period of three months following any such event.

           COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board, which currently is comprised of two independent non-employee directors, Messrs. Whilden and Scott, provides overall guidance to the Company's executive compensation programs and administers the Company's two stock option plans.

     The Compensation Committee also makes recommendations to the Board regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the Compensation Committee of his compensation. The Board must approve all compensation actions regarding the Chief Executive Officer. The Board approved all transactions which were recommended by the Compensation Committee related to the compensation of the Chief Executive Officer for the 2004 fiscal year.

     The Company's executive compensation policy seeks to ensure that the base and cash bonus compensation of the Company's executive officers and other key employees is competitive with other similar size companies in the oilfield services industry while, within the Company, being fair and discriminating on the basis of individual performance. Annual awards of stock options or restricted Common Stock are intended to retain executives and key employees and to motivate them to improve long-term performance of the Company's Common Stock.

BASE SALARY

     In establishing base cash compensation for its executives, the Company targets the median cash compensation of its competitors for their executives having similar responsibilities. Base salaries have historically been set at or below the median, so that bonuses, which are primarily determined by individual performance, will constitute a larger portion of cash compensation. Executive base salaries are reviewed annually considering the Chief Executive Officer's recommendation for executives other than himself, each executive's performance, the competitiveness of the executive's base salary compared to the external market, the Company's financial results and overall industry conditions.

CASH INCENTIVE BONUSES

     The Compensation Committee administers the Company's cash incentive bonuses paid to executive officers, other than the Chief Executive Officer, based upon the Company's performance during each calendar year. The Board administers cash incentive bonuses paid to our Chief Executive Officer. Target bonuses are determined considering the Chief Executive Officer's recommendation for executive officers other than himself. In its discretion, the Compensation Committee may determine to award either more or less than the amount originally targeted at the beginning of the year for any employee.

STOCK OPTIONS

     The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term shareholder value. The Compensation Committee has established a policy of awarding stock options each year based on competitive practices, the continuing financial progress of the Company and individual performance. All stock option awards are made with option exercise prices equal to the fair market value of the underlying stock at the time of grant. Holders of stock option awards benefit only when and to the extent that the stock price of the Company increases after the option grant. In 2004, the Compensation Committee approved annual stock option grants to three executive officers and other key employees, as recommended by the Chief Executive Officer. Option awards were made to 121 employees and executives and covered approximately 491,500 shares of underlying Common Stock. The Compensation Committee considered the performance of each individual executive officer and key employee in allocating 2004 stock option grants.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Components of the Chief Executive Officer's compensation for 2004 included a base salary and a cash incentive bonus.

     Mr. White earned a base salary of $400,000 and a bonus of $680,000 in 2004 that was paid subsequent to year end. Mr. White's base salary has been increased to $450,000 for fiscal year 2005. His base salary and bonus were established pursuant to his employment agreement by considering various factors, including his expertise and performance.

     The Compensation Committee believes that the total compensation package provided to Mr. White is fair and reasonable based on the competitive market in which the Company conducts its business and his overall contribution to the Company's success.

POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE

     For compensation in excess of $1 million, Section 162(m) of the Code generally limits the ability of the Company to take a federal income tax deduction for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, except for qualified performance-based compensation. Pursuant to an amendment to the Company's 1997 Stock Option Plan that was adopted by the Board in March 2001, and was approved by the Company's shareholders in June 2001, options granted by the Company have been structured to qualify as performance-based and thus would not be subject to this deduction limitation. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Although none of the executive officers of the Company reached the deduction limitation in 2004, the Compensation Committee plans to continue to evaluate the Company's salary, bonus and stock option programs to determine the advisability of future compliance with Section 162(m).

                                          The Compensation Committee

                                          Robert H. Whilden, Jr., Chairman
                                          Milton L. Scott

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board (the "Audit Committee") is comprised of three members of the Company's Board, Messrs. Scott, Brock and Lightner, each of whom is independent as defined in the NYSE listing standards. The duties and responsibilities of the Audit Committee are set forth in the Amended and Restated Audit Committee Charter, which is available on the Company's website at http://whes.com. The Audit Committee has: (i) reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2004 with the Company's management, (ii) discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent registered public accounting firm for fiscal year 2004, the matters required to be discussed by Statement on Auditing Standards No. 61 and Statement on Auditing Standards No. 90, and (iii) received and discussed the written disclosures and the letter from PwC required by Independence Standards Board Statement No. 1 and has discussed with PwC their independence from the Company. Based on such review and discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

                                          The Audit Committee

                                          Milton L. Scott, Chairman
                                          John R. Brock
                                          James D. Lightner

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

     The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which is available on the Company's website at http://www.whes.com. The purpose of the policy is to establish policies and procedures to pre-approve audit and non-audit related services performed by the Company's independent registered public accounting firm to ensure that they do not impair such firm's independence from the Company. The Audit Committee may delegate pre-approval authority to one or more of its members, but it may not delegate to Company management its responsibilities to pre-approve services performed by the Company's independent registered public accounting firm. All services provided by PwC during 2004 were within the pre-approval policy and authorization. The Audit Committee regularly reviews audit related and tax services provided by PwC and the associated fees and considers whether the provision of such services is compatible with maintaining the independence of PwC. See the report of the Audit Committee above. All of the fees described below were pre-approved by the Audit Committee.

AUDIT, AUDIT-RELATED, TAX AND OTHER FEES

     The following table sets forth the aggregate fees billed by PwC to the Company for the last two fiscal years for (i) the audit of its annual financial statements and review of financial statements included in the Company's Quarterly Reports on Form 10-Q ("Audit Fees"), (ii) assurance and related services provided that are reasonably related to the audit ("Audit-Related Fees"), (iii) tax compliance, advice, and planning ("Tax Fees"), and (iv) other products or services provided by PwC ("Other Fees"):

                                                                2004       2003
                                                              --------   --------
Audit Fees..................................................  $707,271   $224,800
Audit Related Fees(1).......................................        --     27,400
Tax Fees(2).................................................        --     17,305
Other Fees..................................................        --         --
                                                              --------   --------
  Total.....................................................  $707,271   $269,505

---------------

(1) Audit Related Fees consist primarily of due diligence in connection with potential acquisitions.

(2) Tax Fees consist primarily of international tax consultation.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

     PwC did not perform financial information system design or implementation services for the Company as specified in Rule 2-01 of Regulation S-X for the year ended December 31, 2004.

SELECTION OF INDEPENDENT ACCOUNTANTS

     PwC served as the Company's independent registered public accounting firm for fiscal year 2004. The Audit Committee is scheduled to conduct an annual performance review of PwC and, following this review, will appoint the independent registered public accounting firm for fiscal year 2005. A representative of PwC is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a discussion of transactions between the Company and its executive officers, directors and shareholders owning more than five percent of the Company's Common Stock. The Company believes that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.

     The Company is party to indemnification agreements with its directors and executive officers containing provisions requiring it to, among other things, indemnify them against liabilities that may arise by reason of their service to the Company, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified.

     One of our subsidiaries, Thomas Energy Services, Inc. ("TES"), leases a facility in New Iberia, Louisiana from Mr. Thomas, a Company Vice President. In 2004, TES paid Mr. Thomas $108,000 under this lease.

     Kenneth T. White, Jr., our Chairman, President and Chief Executive Officer, is the owner of Penny-Farthing Press Inc., a publishing company, which occasionally performs services for the Company and several of its subsidiaries. In 2004, the Company made no payments to Penny-Farthing Press, Inc. for graphic design or other services. During that same period Penny-Farthing Press made payments to the Company of approximately $38,000 primarily for rental of office space.

     Mr. White also serves on the Advisory Board of, and has an equity interest in, Edgeview Partners, an investment banking firm that served as the Company's financial advisor in connection with the Company's sale of its former subsidiary, Well Safe, Inc. The Company paid Edgeview approximately $841,000 at the time the sale of Well Safe was completed in April 2004. Mr. White originally invested $50,000 in Edgeview for which he received a preferred equity interest and also received units, which collectively provided him with a less than 2% ownership interest in Edgeview. During 2004, Mr. White received approximately $79,000 from Edgeview in connection with the redemption of his preferred equity interest. The engagement of Edgeview was approved in advance by a majority of disinterested directors of the Company following disclosure of Mr. White's relationship with Edgeview.

                               PERFORMANCE GRAPH

     The graph below compares the total shareholder return on the Company's Common Stock from October 11, 2000, the date of the IPO, to December 31, 2004, with the total return on the S&P 500 Index, the S&P Oil & Gas (Equipment and Services) Index and the Dow Jones U.S. Oil Drilling, Equipment & Services Index for the same period. The information in the graph is based on the assumption of
(i) a $100 investment on October 11, 2000 at closing prices on October 11, 2000 and (ii) reinvestment of all dividends.

                COMPARISON OF 50 MONTH CUMULATIVE TOTAL RETURN*

              AMONG W-H ENERGY SERVICES, INC., THE S&P 500 INDEX,
                  THE S&P OIL & GAS EQUIPMENT & SERVICES INDEX
             AND THE DOW JONES U.S. OIL EQUIPMENT & SERVICES INDEX

                                    (GRAPH)

--------------------------------------------------------------------------------------------
                             10/11/00     12/00      12/01      12/02      12/03      12/04
--------------------------------------------------------------------------------------------
 W-H Energy Services,
  Inc.                       $100.00     $119.32    $115.45    $88.42     $98.18     $135.52
 S&P 500                      100.00     92.17      81.22       63.27      81.42       90.28
 S&P Oil & Gas Equipment
  & Services                  100.00     93.45      62.20       55.06      68.68       90.56
 Dow Jones U.S. Oil
  Equipment & Services        100.00     94.96      65.42       60.22      69.07       93.52

* Assumes that $100 is invested on October 11, 2000 in Company stock or in the applicable index and that all dividends are reinvested. Fiscal year ending December 31.

                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by a plurality vote of the shares present at the Annual Meeting. Any other matter presented at the Annual Meeting will be decided by a vote of the holders of a majority of the outstanding shares of Common Stock present at the meeting, unless the Articles of Incorporation or Bylaws of the Company, or any express provision of law, require a different vote. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote"), shares not voted as a result will be counted as not present and not cast with respect to any proposal. All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the director nominees named herein, and, in the proxy holder's discretion, for all other matters that come before the Annual Meeting. The Company does not know of any matters to be presented at the Annual Meeting other than those described herein. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

SHAREHOLDER NOMINATIONS AND PROPOSALS

     To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Company's Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board) of candidates for election to the Board and with regard to certain matters to be brought before an annual meeting of shareholders. In general, our Bylaws provide that written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. However, if our shareholders receive less than 30 days notice of an annual meeting, written notice of shareholder proposals must be received no later than 10 days after public disclosure of the date of such meeting. If we do not receive notice of your proposal within the above time periods, it will be considered "untimely" and we may properly use our discretionary authority to exclude or vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Notice and Proxy Statement.

     Proposals of shareholders, including nominations of directors by shareholders, intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company by December 12, 2005 to be properly brought before the 2006 Annual Meeting of Shareholders and to be considered for inclusion in the Proxy Statement and form of proxy related to that meeting. Such proposals should be mailed to Corporate Secretary, W-H Energy Services, Inc., 10370 Richmond Avenue, Suite 990, Houston, Texas 77042.

INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled "Compensation Committee's Report on Executive Compensation," Audit Committee Report" and "Performance Graph," as well as any annexes to this Proxy Statement, shall not, to the fullest extent permitted by the rules of the SEC, be deemed incorporated therein unless specifically otherwise stated in such filing. Information contained on or made available through the Company's website is not incorporated by reference into, and should not be considered a part of, this Proxy Statement or any other filing made by the Company with the SEC.

                                          By Order of the Board of Directors

                                          /s/ CATHERINE N. CRABTREE
                                          --------------------------------------
                                          Catherine N. Crabtree
                                          Secretary

Houston, Texas
April 5, 2005

                                                 Mark this box with an X if you
                                            [ ]  have made changes to your name
                                                 or address details above.

===============================================================================
ANNUAL MEETING PROXY CARD
================================================================================
                                  PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

A  ELECTION OF DIRECTORS

1. The Board of Directors recommends a vote FOR the listed nominees.

                            FOR WITHHOLD                           FOR  WITHHOLD
01 - Kenneth T. White, Jr.  [ ]   [ ]       04 - James D. Lightner [ ]    [ ]

02 - Robert H. Whilden, Jr. [ ]   [ ]       05 - Christopher Mills [ ]    [ ]

03 - Milton L. Scott        [ ]   [ ]       06 - John R. Brock     [ ]    [ ]


2. In his discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.


B AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Please sign exactly as name appears hereon, when signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep      Signature 2 - Please keep
signature within the box       signature within the box        Date (mm/dd/yyyy)

[______________________]       [______________________]        [___/___/______]



001CD40001        00BY5C

================================================================================
PROXY - W-H ENERGY SERVICES, INC.
================================================================================

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
W-H ENERGY SERVICES, INC.

The undersigned hereby appoints Kenneth T. White, Jr. proxy for the undersigned, with full power of substitution, and hereby authorizes him to represent and to vote, as designated on the reverse side, all shares of common stock of W-H Energy Services, Inc. held of record by the undersigned on March 29, 2005 at the annual meeting of shareholders to be held on May 11, 2005, and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE MATTERS SET FORTH ON THE REVERSE SIDE. THE PROXY HOLDER NAMED ABOVE WILL VOTE IN HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE TO: W-H ENERGY SERVICES, INC., 10370 RICHMOND AVENUE, SUITE 990, HOUSTON, TEXAS 77042.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE.



INTERNET AND TELEPHONE VOTING INSTRUCTIONS

YOU CAN VOTE BY TELEPHONE OR INTERNET! AVAILABLE 24 HOURS A DAY 7 DAYS A WEEK!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

--------------------------------------------------------------------------------
TO VOTE USING THE TELEPHONE (WITHIN U.S. AND CANADA)
--------------------------------------------------------------------------------

- Call toll free 1-866-422-0034 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

- Follow the simple instructions provided by the recorded message.

--------------------------------------------------------------------------------
TO VOTE USING THE INTERNET
--------------------------------------------------------------------------------

- Go to the following web site:
  WWW.COMPUTERSHARE.COM/US/PROXY

o Enter the information requested on your computer screen and follow the simple instructions.

                                                                     --------
                                  C0123456789                          12345
                             ----------------------                  ---------

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 5:30 a.m., Central Time, on May 10, 2005.

THANK YOU FOR VOTING